Exhibit 2

Rinker Group Limited

Appendix 4E

Preliminary final report
Period ending 31 March 2007

This preliminary final report is provided to the ASX under Listing Rule 4.3A. The Annual General Meeting is scheduled to be held on 17 July 2007.

1.                                      DETAILS OF THE REPORTING PERIOD AND THE PREVIOUS CORRESPONDING PERIOD

ABN or equivalent company reference	Reporting period	Previous corresponding period
53 003 433 118	Year ended 31 March 2007	Year ended 31 March 2006

2.                                      RESULTS FOR ANNOUNCEMENT TO MARKET

		US$ MILLION	US$ MILLION
		2007	2006

2.1	Revenues	5,337.3	5,108.4
	Percentage increase on previous period	4.5%

2.2	Profit after tax attributable to members of Rinker Group Limited	782.4	740.2
	Percentage increase on previous period	5.7%

2.3	Net profit attributable to members of Rinker Group Limited	782.4	740.2
	Percentage increase on previous period	5.7%

2.4	Dividends	Amount per security	Franked amount per security

	Final Dividend (2006)	24 cents (A$) per share	60%

	Special Dividend (2006)	40 cents (A$) per share	0%

	Interim Dividend (2007)	16 cents (A$) per share	60%

	Final Dividend (2007)	25 cents (A$) per share	50%

The final dividend in respect of ordinary shares for the year ended 31 March 2007 has not been recognised in this financial report because it was declared after 31 March 2007.

2.5	Record date for determining entitlements to the final dividend	8 June 2007

3.                                      CONSOLIDATED INCOME STATEMENT

		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	NOTE	2007	2006

Trading revenue		5,337.3	5,108.4
Cost of sales		(2,744.0)	(2,666.3)
Warehouse and distribution costs		(1,058.6)	(1,015.2)
Selling, general and administrative costs
— general		(366.3)	(373.8)
— takeover defence costs		(14.5)	—
Share of profits from investments accounted for using the equity method		25.3	32.6
Other income	3.1	44.5	68.4
Other expenses	3.1	(5.8)	(8.5)
Profit before finance and income tax expense		1,217.9	1,145.6
Interest income		15.9	21.7
Finance costs		(57.3)	(41.8)
Profit before income tax expense		1,176.5	1,125.5
Income tax expense		(390.1)	(381.9)
Net profit		786.4	743.6

Net profit attributable to minority interests		4.0	3.4
Net profit attributable to members of Rinker Group Limited		782.4	740.2

		(US cents per share)
Earnings per share based on net profit attributable to members of Rinker Group Limited
Basic		87.3	80.5
Diluted		86.9	80.2

Weighted average number of shares outstanding
Basic		896.3	919.8
Diluted		899.9	922.6

Average exchange rate (A$=US$)		0.7757	0.7471

NOTES TO THE CONSOLIDATED INCOME STATEMENT

3.1.                            OTHER INCOME AND EXPENSES

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

OTHER INCOME
Net gains from sales of assets	38.4	64.2
Dividend income	2.5	1.0
Other	3.6	3.2
Total other income	44.5	68.4

EXPENSES
Net loss on sale of assets	(3.6)	(8.4)
Plant closing costs	(1.9)	(0.1)
Other	(0.3)	—
Total other expenses	(5.8)	(8.5)

On 27 October 2006 CEMEX Australia Pty Ltd, an indirect wholly owned subsidiary of CEMEX S.A.B. de C.V. (Cemex), announced its intention to make a cash takeover offer for Rinker Group Limited at US$13.00 per share. On 10 April 2007 Cemex agreed to lift its cash takeover offer to US$15.85 per share. Rinker directors concluded unanimously that it is in the best interests of shareholders to recommend - in the absence of a superior proposal - that shareholders accept the increased CEMEX offer. For the year ended 31 March 2007, Rinker incurred US$11.1 million, net of tax, in costs related to this offer.

During the year ended 31 March 2007, Tax Laws Amendment (2006 Measures No. 4) Bill 2006 was enacted by the Australian House of Representatives and the Senate. This Act contains amendments for Australian tax consolidation rules that confirm Rinker’s entitlement to allocate additional cost base to certain depreciable assets. This results in a one-time decrease in the deferred tax liability and reduction of tax expense of US$15.7 million.

During the year ended 31 March 2006, Readymix disposed of its partnership interest in Emoleum. A gain on disposal of US$15.7 million, net of tax, was recognised in the financial statements.

Significant Real Estate Sales

In March 2007, Readymix disposed of a surplus property in Beenleigh, Queensland. A gain on disposal of US$15.8 million, net of tax, was recognised in the financial statements.

During the year ended 31 March 2006, Rinker Materials disposed of a property at Buffalo Road, Las Vegas, Nevada. The gain on disposal of US$19.8 million, net of tax, was recognised in the financial statements.

3.3.         DEPRECIATION, DEPLETION AND AMORTISATION

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Amounts incurred for depreciation, depletion and amortisation of prepayments and other non-current assets	6.3	17.3
property, plant and equipment	216.0	190.5
other intangibles	0.8	1.1
Total depreciation, depletion and amortisation	223.1	208.9

3.4.                            OTHER DISCLOSURES

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Bad debts written off
trade receivables	1.7	2.0

4.                                      CONSOLIDATED BALANCE SHEET

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006

CURRENT ASSETS
Cash and cash equivalents	185.9	289.1
Receivables	671.4	672.3
Inventories	373.7	330.9
Other current assets	23.1	20.7
Current assets	1,254.1	1,313.0

NON-CURRENT ASSETS
Receivables	22.3	45.2
Inventories	9.8	8.6
Investments accounted for using the equity method	148.0	132.9
Other financial assets	40.3	32.6
Property, plant and equipment	2,233.1	1,963.4
Intangibles, including goodwill	937.1	901.7
Other non-current assets	59.6	59.8
Non-current assets	3,450.2	3,144.2
Total assets	4,704.3	4,457.2

CURRENT LIABILITIES
Payables	511.8	542.2
Borrowings	9.4	5.4
Income tax liabilities	49.1	62.4
Provisions	77.4	76.2
Current liabilities	647.7	686.2

NON-CURRENT LIABILITIES
Payables	88.8	94.1
Borrowings	1,092.3	645.2
Net deferred income tax liabilities	218.0	205.8
Provisions	144.5	138.6
Non-current liabilities	1,543.6	1,083.7
Total liabilities	2,191.3	1,769.9
Net assets	2,513.0	2,687.3

EQUITY
Contributed equity	636.0	1,138.7
Shares held in trust	(52.3)	(44.2)
Reserves	286.5	182.4
Retained profits	1,632.7	1,401.3
Equity attributable to members of Rinker Group Limited	2,502.9	2,678.2
Minority interests	10.1	9.1
Total Equity	2,513.0	2,687.3

Exchange rate (A$=US$)	0.8074	0.7155

5.                                      CONSOLIDATED CASH FLOW STATEMENT

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers	5,717.2	5,320.3
Payments to suppliers and employees	(4,375.1)	(4,070.0)
Dividends and distributions received	28.5	30.5
Interest received	16.1	22.4
Income taxes paid	(396.0)	(360.8)
Net cash from operating activities	990.7	942.4

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and other non-current assets	(382.9)	(383.7)
Proceeds from sale of property, plant and equipment and other non-current assets	47.2	63.4
Purchase of subsidiaries and businesses net of cash acquired	(97.2)	(160.8)
Proceeds from sale of interests in subsidiaries and businesses	9.2	53.7
Loans and receivables advanced	(7.9)	(19.9)
Loans and receivables repaid	3.1	37.0
Net cash (used in) investing activities	(428.5)	(410.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	4,381.5	1,222.7
Repayments of borrowings	(3,931.4)	(1,438.7)
Dividends paid	(559.2)	(193.5)
Capital return	(347.3)	—
Minority interest distributions, net of cash contributions	(3.0)	(1.7)
Payments for Rinker Group Limited share buyback	(155.4)	(337.2)
Interest and other finance costs paid	(54.1)	(43.2)
Payments for shares held in trust	(26.7)	(22.7)
Net cash (used in) financing activities	(695.6)	(814.3)

NET (DECREASE) INCREASE IN CASH HELD	(133.4)	(282.2)
Cash and cash equivalents at the beginning of the financial year	289.1	588.2
Effect of exchange rate changes	30.2	(16.9)
Cash and cash equivalents at the end of the financial year	185.9	289.1

Reconciliation of net profit to net cash from operating activities
Net profit	786.4	743.6
Depreciation, depletion and amortisation	223.1	208.9
Transfer to provisions	(1.4)	1.9
Interest expense	52.3	36.5
(Profit) loss on asset sales	(36.2)	(58.9)
(Increase) decrease in trade receivables	56.4	(86.5)
(Increase) in current inventories	(32.1)	(34.2)
(Increase) decrease in other assets	(5.1)	2.1
Increase (decrease) in trade payables and other creditors and accruals	(66.6)	95.9
Net change in tax balances	(5.9)	21.1
Other	19.8	12.0
Net cash from operating activities	990.7	942.4

Average exchange rate (A$=US$)	0.7757	0.7471

6.  DETAILS OF INDIVIDUAL AND TOTAL DIVIDENDS AND DIVIDEND PAYMENTS

6.1  INDIVIDUAL DIVIDENDS PER SECURITY

					A$ (cents)
			A$ (cents)	Franked amount	Amount per
		Date dividend	Amount per	per security	security of foreign
		is payable	security	at 30% tax	source dividend
Final dividend
	Current Year	3 July 2007	25 cents	50%	12.5
	Previous Year	4 July 2006	24 cents	60%	9.6
Interim dividend
	Current Year	11 December 2006	16 cents	60%	6.4
	Previous Year	12 December 2005	14 cents	60%	5.6
Special dividend
	Previous Year	4 July 2006	40 cents	0%	40.0

The final dividend in respect of ordinary shares was declared on 27 April 2007. The record date to determine the final dividend entitlement is 8 June 2007. The final dividend in respect of ordinary shares for the year ended 31 March 2007 has not been recognised in the financial report because it was declared after 31 March 2007.

The unfranked portion of the final dividend will be paid from Rinker’s conduit foreign income amount.

7. DIVIDEND REINVESTMENT PLAN

Rinker Group Limited does not have a dividend reinvestment plan

The last date(s) for receipt of election notices for the dividend reinvestment plans	N/A

Any other disclosures in relation to dividends (distributions)

Effective 27 April 2005, ADRs, which previously represented 10 Rinker ordinary shares now represent five Rinker ordinary shares.  This change had no impact on the contributed equity of Rinker Group Limited.  Holders of Rinker American Depositary Receipts (ADRs) in the United States, will receive a dividend of five times the dividend per ordinary share noted above.

8. RECONCILIATION OF CHANGES IN SHAREHOLDERS’ EQUITY

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
ISSUED AND PAID-UP CAPITAL
Balance at the beginning of the financial year	1,138.7	1,475.9
Buyback of shares	(155.4)	(337.2)
Capital return	(347.3)	—
Balance at the end of the financial year	636.0	1,138.7
SHARES HELD IN TRUST
Balance at the beginning of the financial year	(44.2)	(21.1)
Shares purchased and held in trust	(27.0)	(23.1)
Vested shares transferred to equity reserve	18.9	—
Balance at the end of the financial year	(52.3)	(44.2)
FOREIGN CURRENCY TRANSLATION RESERVE
Balance at the beginning of the financial year	162.4	225.3
Exchange differences relating to overseas net assets net gain (loss) on translation	108.2	(60.6)
Foreign currency translation reserve of controlled entity transferred to (profit) on sale	—	(2.3)
Balance at the end of the financial year	270.6	162.4
HEDGING RESERVE
Balance at the beginning of the financial year	2.7	—
Gain (loss) taken to equity	(3.5)	1.4
Adjustment on change in accounting policy	—	1.9
Tax impact of (gain) loss on hedging reserve	1.4	(0.6)
Balance at the end of the financial year	0.6	2.7
EQUITY BASED COMPENSATION RESERVE
Balance at the beginning of the financial year	17.3	5.6
Compensation on share-based transactions	13.9	8.7
Shares transferred from shares held in trust	(18.9)	—
Tax impact of equity based compensation	3.0	3.0
Balance at the end of the financial year	15.3	17.3
RETAINED PROFITS
Balance at the beginning of the financial year	1,401.3	858.1
Actuarial gain (loss) on employee benefits	7.2	(4.3)
Tax impact of employee benefits	(2.6)	1.7
Net profit attributable to members of Rinker Group Limited	782.4	740.2
Total available for appropriation	2,188.3	1,595.7
Dividends	(555.6)	(194.4)
Balance at the end of the financial year	1,632.7	1,401.3
Total shareholders’ equity attributable to members of Rinker Group Limited	2,502.9	2,678.2

9. NET TANGIBLE ASSETS PER SECURITY (NTA)

	US$	US$
AS AT 31 MARCH	2007	2006
Net tangible asset backing per ordinary share	1.75	1.95

10. DETAILS OF ENTITIES OVER WHICH CONTROL HAS BEEN GAINED OR LOST DURING THE PERIOD

US$ MILLION	CONSIDERATION	NET TANGIBLE ASSETS
Businesses and controlled entities acquired during the year	96.8	58.9

US$ MILLION	GAIN ON DISPOSAL	NET TANGIBLE ASSETS
Businesses and controlled entities disposed during the year	3.1	3.4

11. DETAILS OF ASSOCIATE ENTITIES

			Contributions to
			Net profit (where material)
	Reporting entity’s % holding		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006	2007	2006
Name of associate/joint venture
Cement Australia Holdings Pty Limited (a)	25%	25%	7.3	16.6
Other immaterial associates			4.0	4.2
Associates (b)			11.3	20.8
Cement Australia Partnership (a)	25%	25%	14.2	8.6
Other immaterial partnerships			(0.2)	3.2
Partnerships			14.0	11.8
Total associate entities			25.3	32.6

(a)             The year end is 31 December.

(b)            Not quoted on stock exchange.

Group’s aggregate share of associate entities profits/(losses)

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Share of associate entities’ profit before income tax expense	27.6	37.8
Share of income tax expense	(2.3)	(5.2)
Share of net profit of associate entities	25.3	32.6

12. OTHER SIGNIFICANT INFORMATION

Details of any other significant information needed by an investor to make an informed assessment of the entity’s financial performance and financial position

Presentation of information in US dollars

Rinker’s US and Australian subsidiaries each generate virtually all revenue and incur all costs in their local currency. As a result, directors believe their performance is best measured in their local currency. At the group level, Rinker Materials represents around 80% of earnings. As a result, US$ performance represents the most appropriate measure of Rinker’s performance and value. Under A-IFRS, Rinker’s selected reporting currency is US$, although Readymix results will continue to be disclosed in both US$ and A$.

13. ACCOUNTING STANDARDS USED IN COMPILING THIS REPORT

This report has been prepared in accordance with Australian Equivalents to International Financial Reporting Standards (A-IFRS) and other mandatory professional reporting requirements.

14. COMMENTARY ON THE RESULTS FOR THE PERIOD

See attached press release.

14.1 EARNINGS PER SECURITY (EPS)

The following reflects the income and share data used in the basic and diluted earnings per share calculations:

	Number of shares (millions)
	2007	2006
Weighted average number of ordinary shares outstanding	902.5	923.9
Less: Weighted average shares held in trust	(6.2)	(4.1)
Weighted average number of ordinary shares for basic earnings per share	896.3	919.8
Effect of dilution:
Long-term incentive plan	3.6	2.8
Weighted average number of ordinary shares adjusted for the effect of dilution	899.9	922.6

	US$ MILLIONS
	(except per share amounts)
	2007	2006
Net profit attributable to members of Rinker Group Limited
Net profit attributable to members	782.4	740.2

Earnings per share (US cents)
Basic	87.3	80.5
Diluted	86.9	80.2

The basic earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited for the financial year by the weighted average ordinary shares outstanding, after deducting shares held in employee trusts under long-term compensation arrangements.

The diluted earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited by the basic number of shares above plus the notional exercise of outstanding long-term incentive awards, where these would be deemed to have a dilutive impact.

14.2 RETURNS TO SHAREHOLDERS INCLUDING DISTRIBUTIONS AND BUYBACKS

	ORDINARY SHARES		CONTRIBUTED
	FULLY PAID (a)		EQUITY
__	(NUMBER OF SHARES)		(US$ MILLION)
YEAR ENDED 31 MARCH	2007	2006	2007	2006
PARTICULARS OF SHARES ISSUED DURING THE YEAR BY RINKER GROUP LIMITED
On issue 31 March	910,116,219	941,232,368	1,138.7	1,475.9
Share buyback (b)	(15,056,261)	(31,116,149)	(155.4)	(337.2)
Capital return (c)	—	—	(347.3)	—
Total movements during the period	(15,056,261)	(31,116,149)	(502.7)	(337.2)
On issue 31 March	895,059,958	910,116,219	636.0	1,138.7

(a)             Fully paid ordinary shares are listed on the Australian Stock Exchange, and carry one vote per share and the right to dividends.

(b)            On 12 May 2005, Rinker announced the commencement of a 12 month on-market share buyback of up to 10 per cent of its ordinary shares outstanding at that date. Under the on-market buyback, 31,116,149 shares were repurchased during the year to 31 March 2006, of which 26,203,823 related to the buyback announced 12 May 2005 and the remainder related to a previous buyback program ended 26 May 2005. Shares repurchased were cancelled immediately on receipt.

On 17 July 2006, Rinker announced that a 12 month on-market buyback of up to five per cent of its ordinary shares would commence on 18 August 2006. 15,056,261 shares were repurchased under the on-market buyback prior to it being put on hold in October 2006 due to the Cemex takeover offer. Shares repurchased were cancelled immediately upon receipt.

(c)             On 18 July 2006, the shareholders approved a capital return of 50 A$ cents per ordinary share (A$2.50 per ADR). During the year ended 31 March 2006, the return received a favourable class ruling from the Australian Tax Office confirming that it was a 100% capital return. The capital return was paid on 17 August 2006 to shareholders of record as of 25 July 2006.

15. STATEMENTS IN RELATION TO ACCOUNTS AND AUDIT

This report is based on accounts which have been audited

Sign here:		Date:	27 April 2007

Print name:	John Morschel
Chairman

Sign here:		Date:	27 April 2007

Print name:	David Clarke
Managing Director